EXHIBIT 3

HARSCO CORPORATION SAVINGS PLAN

APPENDIX "B"
COLLECTIVE BARGAINING UNITS

Collective Bargaining Units                          Date of Coverage
___________________________                          ________________
International Brotherhood of                         April 1, 1990
  Boilermakers, Iron Shipbuilders
  Blacksmiths, Forgers & Helpers,
  Local Lodge No. 398 (P-K)

United Steelworkers of America                       July 1, 1990
  Local Union No. 8628 (HKT)

United Automobile, Aerospace and                     January 1, 1992
  Agricultural Implement Workers
  of America
  Local Union No. 2310 (TW)

International Union of Operating Engineers           June 1, 1992
  Local Union No. 101 (HKT)

United Steelworkers of America                       April 1, 1993
  Local Union No. 8027 (IKG)

United Paperworkers International                    July 1, 1993
  Local Union No. 50542 (IKG)

United Automobile Workers of America                 July 1, 1994
  Local Union No. 1016 (FMT)
